Exhibit 8.1

910 LOUISIANA STREET HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 bakerbotts.com	AUSTIN BRUSSELS DALLAS DUBAI HOUSTON LONDON	NEW YORK PALO ALTO RIYADH SAN FRANCISCO SINGAPORE WASHINGTON

October 14, 2026

Navigator Holdings Ltd.

c/o NGT Services (UK) Ltd.

10 Bressenden Place

London, SW1E 5DH, United Kingdom

Ladies and Gentlemen:

We have acted as U.S. counsel for Navigator Holdings Ltd. (the “Company”), a Marshall Islands corporation, in connection with the proposed agreement and plan of merger (the “Merger Agreement”) among the Company, Navigator Gas plc, a public limited company incorporated under the laws of England and Wales and a wholly owned subsidiary of the Company (“Navigator-UK”) and Navigator Gas Merger Co Inc., a corporation incorporated under the laws of the Marshall Islands and a wholly owned subsidiary of Navigator-UK (“Merger Sub”), pursuant to which Navigator-MI will be merged with and into Merger Sub with Merger Sub surviving (the “Merger”). In connection with the effectiveness of the Registration Statement on Form F-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of the Company, including the prospectus forming a part thereof, relating to the Merger and initially filed with the Securities and Exchange Commission (“SEC”) on September 2, 2026, you have requested our opinion as to certain U.S. federal income tax matters.

In providing our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, statements, representations, and covenants contained in (i) the Registration Statement, (ii) all submissions to the SEC related to clause (i), (iii) the Merger Agreement, (iv) the representation letters, dated the date hereof, delivered by the Company to us, and (v) such other documents and records, and information provided to us by the Company and Navigator-UK, as we have deemed necessary or appropriate as a basis for our opinion. References to each of the documents above include references to any exhibits, attachments, appendices, and schedules thereto.

We have assumed that the facts, information, statements, representations, and covenants set forth in each of the documents referred to above are true, correct, and complete without regard to any qualification as to knowledge, belief, or otherwise. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of all of the facts, information, statements, representations, and covenants upon which our opinion is based.

In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing

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such documents, and the conformity to authentic original documents of all documents submitted to us as copies. We also have assumed that the Merger will be consummated in the manner described in the Registration Statement and the Merger Agreement, and that none of the terms and conditions in the Merger Agreement will have been waived or modified in any respect. Any inaccuracy in any of the aforementioned facts, information, statements, representations, or assumptions, or any breach of any of the aforementioned covenants (including on account of events occurring subsequent to the effective time of the Merger), could adversely affect our opinion.

Based upon and subject to the foregoing and the exceptions, limitations and qualifications described in the Registration Statement, the discussion set forth in the Registration Statement under the caption “Material Tax Considerations—U.S. Federal Income Tax Considerations” is our opinion as to (a) the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) the U.S. federal income tax consequences to holders of common shares of the Company or ordinary shares of Navigator-UK.

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Merger Agreement or the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, or assumptions upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Baker Botts L.L.P.